Exhibit 10.36
ENTEGRIS, INC.
Stock Option Award Agreement
(2020 Stock Plan)
    Entegris, Inc. (the “Company”) may periodically make equity incentive awards consisting of stock options with respect to the Company’s Common Stock, $0.01 par value (“Stock”), to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2020 Stock Plan (as amended from time to time, the “Plan”). Any key employee, non-employee director, consultant or advisor (a “Participant”) who receives a stock option award (the “Award”) is notified in writing or via email and the Award is credited to the Participant’s account as reflected on the Overview tab under the Stock Options Plan section on Fidelity’s NetBenefits website. To accept the Award, click on the “Begin your grant acceptance now” link located in the New Grant Alert notification or scroll down to and expand the Stock Plans section; then click on “Begin Acceptance” and follow the prompts. To accept the Award, the Participant must agree to the Restrictive Covenant Agreement attached hereto as Exhibit A. By accepting the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:

Article I –Stock Option Grant
1.1.    Option Grant. Effective as of the grant date specified in the Stock Options Plan section provided to you online (the “Grant Date”), the Company hereby grants Participant a non-statutory stock option to purchase that number of shares of Stock that has been approved for the Award to the Participant by the Administrator (“Option”). The shares of Stock awarded are specified in the Stock Options Plan section in the Granted column online through Fidelity’s NetBenefits website. The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and will be interpreted accordingly.
1.2.    Option Exercise Price. The exercise (grant) price of the Option shall be 100% of the closing price of the Stock on the NASDAQ stock market on the Grant Date. The exercise price is provided to Participant online through Fidelity’s NetBenefits website.
1.3.    Option Vesting Schedule. This Option shall vest and become exercisable, except as hereinafter provided, in whole or in part, as follows:
25% vest on #VestDate_1#
an additional 25% vest on #VestDate_2#
an additional 25% vest on #VestDate_3#
the final 25% vest on #VestDate_4#
Notwithstanding the foregoing, no Option shall vest and become exercisable on any such vesting date specified above unless: (A) the Participant is then, and since the Grant Date has

ENTEGRIS PROPRIETARY AND CONFIDENTIAL – INTERNAL

continuously been, employed or retained by the Company or an Affiliate (subject to Sections 1.8, 2.2 and 2.3); and (B) the Participant has fulfilled the obligations specified in Section 1.5 and 1.10 below.
1.4.    Expiration of Option. To the extent that the Option shall not have been exercised, this Option shall expire at 5:00 p.m. local time at the Company’s headquarters on ________, _____ and no part of the Option may be exercised thereafter. If an expiration, termination or forfeiture date described herein falls on a weekday, Participant must exercise the Option before 5:00 p.m. local time at the Company’s headquarters on that date. If an expiration, termination or forfeiture date described herein falls on a weekend or any other day on which the NASDAQ stock market is not open, Participant must exercise the Option before 5:00 p.m. local time at the Company’s headquarters on the last NASDAQ business day prior to the expiration, termination or forfeiture date.

1.5.    Exercise of Option. When and as vested, this Option may be exercised up to the number of shares of Stock specified in Section 1.1 above only by serving written notice on the designated stock plan administrator. Payment of the Option exercise price specified in Section 1.2 above may be made (i) in cash or by certified check, (ii) through net share settlement procedures whereby that number of the Option shares being exercised that are needed to cover the payment of the Option exercise price (calculated using the Fair Market Value of the Company’s stock on the date of exercise) shall be cancelled to fund the payment of the Option exercise price, (iii) by broker assisted sale of shares to satisfy the Option exercise price; or (iv) by any other method specified in the Plan or as permitted by the Administrator. No fractional shares of Stock shall be issued pursuant to this Agreement. Participant will have the rights of a stockholder only after the shares of Stock have been issued to the Participant in accordance with this Agreement.

1.6.    No Assignment of Option. This Option may not be assigned or transferred except as may otherwise be provided by the terms of this Agreement.
1.7.    Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.
1.8.    Termination of Employment or Service with the Company. Except as provided in this Section 1.8 and in Sections 2.2 and 2.3 below, each then unvested Option will terminate and be forfeited upon any termination of the Participant’s employment or services with the Company and its Affiliates. All exercisable Options granted herein must be exercised within ninety (90) days following the date on which the employment or services of Participant with the Company or an Affiliate terminates (i.e., last day worked, excluding any severance period), or, if earlier, prior to the original expiration date of the Option (“Termination Date”), or be forfeited, except as provided in Sections 2.2 and 2.3 below and as follows:
(a)    In the event of Participant’s death during employment/services, each Option granted hereunder will be exercisable, whether or not vested on or prior to the date of

Participant’s death, until the earlier of: (1) the first anniversary of Participant’s date of death; or (2) the original expiration date of the Option.
(b)    In the event of the termination of employment/services of Participant due to Disability, Participant may exercise each Option that is vested as of the date of such termination at any time prior to the earlier of the original expiration date of the Option and 365 days following the later of the date of Participant’s separation from service due to Participant’s Disability or the date of determination of Participant’s Disability. The Option shall terminate on the earlier of the original expiration date of the Option and 365 days following the later of the date of Participant’s separation from service due to Participant’s Disability or the date of determination of Participant’s Disability, to the extent that it is unexercised. For these purposes “Disability” shall be determined in accordance with the standards and procedures of the then-current Long-Term Disability policies maintained by the Company, which is generally a physical condition arising from an illness or injury which renders an individual incapable of performing work in any occupation, as determined by the Company.
(c)    If Participant’s employment/services is terminated for “Cause”, all granted but unexercised stock Options, whether vested or unvested, shall be forfeited on Participant’s Termination Date.
1.9.    Suspension of Option Exercises. For administrative or other reasons, the Company may, from time to time, suspend the ability of Participants to exercise options for limited periods of time. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.
1.10.    Withholding of Income Taxes. The Company shall have no obligation to issue shares upon exercise of this Option unless the Participant has satisfied any tax withholding obligation with respect to such exercise. Payment of Participant’s withholding tax obligations may be made through any method specified in the Plan or as permitted by the Administrator.
Article II – GENERAL PROVISIONS
2.1.    Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.
2.2.    Change in Control.
        (a)    Assumption or Substitution.
            (i)     If the Change in Control is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

            (ii)    In the event of a Change in Control in which the successor company assumes or substitutes for the Option (or in which the Company is the ultimate parent corporation and continues the Award), if Participant’s employment with such successor company (or the Company) or an affiliate thereof is involuntarily terminated without Cause by the successor employer or Participant resigns for Good Reason, in either case within 24 months following such Change in Control: the Option will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (but in no event after the original expiration date specified in Section 1.4 above). For the purposes of this Section 2.2, the Option shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Stock subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Stock for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Stock); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Administrator may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of the Option, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Stock in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Administrator in its sole discretion and its determination shall be conclusive and binding.
        (b)    Awards Not Assumed or Substituted. In the event of a Change in Control in which the successor company does not assume or substitute for the Option (or in which the Company is the ultimate parent corporation and does not continue the Award): the Option shall immediately vest and become fully exercisable.
        (c)    Good Reason Definition. For purposes of this Section 2.2, “Good Reason” means (i) “Good Reason” as defined in any individual agreement to which Participant and the Company or an Affiliate are parties, or (ii) if there is no such agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a reduction in the Participant’s base salary; (B) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (C) a material breach by the Company or an Affiliate of any employment agreement with the Participant. In order to invoke a termination of employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition(s). In the event that the Company fails to remedy the condition(s) constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination of employment for Good Reason.

    (d)    Cause Definition. “Cause” means (i) “Cause” as defined in any individual agreement to which the Participant and the Company or an Affiliate are parties or (ii) if there is no such agreement or if it does not define Cause, the Company’s termination of the Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (A) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (B) the Participant’s willful and continual failure to substantially perform the Participant’s duties after written notification by the Company; (C) the Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (D) the Participant’s commission of an act of gross misconduct in connection with the performance of the Participant’s duties; or (E) the Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliate and the Participant.
2.3.    Retirement. Notwithstanding any provision to the contrary in Sections 1.3 and 2.2 above, if Participant is an employee of the Company or an Affiliate and ceases to be an employee due to Retirement then, to the extent that Participant (x) provides six (6) months’ advance written notice to the Company of such Retirement (which notice may be waived at the discretion of the Administrator and shall be waived on and following a Change in Control), (y) executes a release of claims in favor of the Company in a form satisfactory to the Company and such release becomes effective within sixty (60) days following the date of termination due to Retirement (which release may be waived at the discretion of the Administrator), and (z) continues to comply with and does not violate the terms of the Restrictive Covenant Agreement attached hereto as Exhibit A through the final vesting date provided in Section 1.3, the Option will continue to vest in accordance with the schedule specified in Section 1.3 above as if Participant continued in the employment of or service with the Company or an Affiliate and such Options will be exercisable until the earlier to occur of (A) four (4) years following the date of Retirement and (B) the original expiration date specified in Section 1.4 above. Determination as to whether Participant complies with and has not violated the terms of the Restrictive Covenant Agreement will be made in good faith by the Company.
    For purposes of this Award, “Retirement” means Participant’s employment, tenure or service, as applicable, with the Company and its Affiliates is terminated after (x) Participant has provided at least five (5) years of consecutive years of service with the Company or an Affiliate thereof, (y) Participant is at least fifty-five (55) years old as of the date of Retirement, and (z) Participant’s age plus complete years of service with the Company or an Affiliate thereof as of Participant’s date of termination equals at least seventy (70).
2.4.    No Understandings as to Employment, etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or any Affiliate, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.5.    Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an Executive Officer of the Company may suspend Participant’s rights under the Award, including the vesting of Options and the exercise of vested Options, subject to the Administrator’s final decision regarding termination of the award. No rights under the Award may be exercised during such suspension or after such termination.
2.6.    Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country in which Participant works, is employed or provides services and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.
2.7.    Disputes.
(a)    Participants Located Outside of the United States. If the Participant is located outside of the United States, the Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.
(b)    Participants Located in the United States. If the Participant is located in the United States, the Participant agrees to be bound by the Arbitration Agreement attached hereto as Exhibit B.
(c)    Release. The Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Participant’s participation in the Plan and therefore grants a full and broad release to the Company with respect to any claim that may arise under the Plan.

2.8.    Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company or an Affiliate, then any such term or provision shall be null, void and of no effect.
2.9.    Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect the Participant’s rights under this Agreement shall be subject to the written consent of the Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
2.10.     Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to the Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
2.11.    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
2.12.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that the Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the Company that provides for vesting and/or exercise terms that are more favorable than the vesting and/or exercise terms set forth in this Agreement or the Plan, such more favorable vesting and/or exercise terms shall apply.
2.13    Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy, as it may be amended, modified, superseded or replaced from time to time.
2.14    Governing Law and Venue. This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Option or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
2.15 Compliance with Law. Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the vesting of the Award and/or deliver any shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities, exchange control or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock subject to this Award. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock subject to this Award.
2.16 Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited Participant’s country, the Service Provider’s country and the country or country in which the shares of Stock are or may be listed, which may affect his or her ability, directly or indirectly, to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., Options), under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction(s)). Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and Participant should consult with his or her personal legal advisor on this matter.
2.17 Exchange Control, Foreign Asset/Account and/or Tax Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside

Participant’s country. Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she may be subject to tax payment and/or reporting obligations as the result of participating in the Plan and/or the sale of shares of Stock acquired under the Plan. Participant further acknowledges that it is his or her responsibility to comply with such requirements and that Participant should speak with his or her personal tax, legal and financial advisors on this matter.
2.18 Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.
2.19 Language. Participant acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
2.20 Appendix. Notwithstanding any provisions in this Agreement, the Options shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
2.21 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Options and on the shares of Stock acquired upon exercise of the Options, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.